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                                 Exhibit 23.0

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference to the registration statement of ELEK-TEK, Inc. on Form S-8 (File No.33-79758) of our report, which includes an explanatory paragraph about the Company's ability to continue as a going concern, dated March 26, 1997 except as to information presented in Notes 1 and 6 for which the date is April 22, 1997, on our audits of the financial statements of ELEK-TEK, Inc. as of December 31, 1996 and 1995, and for the three years in the period ended December 31, 1996, which report is included in this Annual Report on Form 10-K.


Chicago, Illinois
April 22, 1997